PRICING SUPPLEMENT NO. 1               FILED PURSUANT TO RULE 424(b)(3)
DATED APRIL 5, 2004 TO                 REGISTRATION NO. 333-110318
PROSPECTUS DATED DECEMBER 3, 2003
AND PROSPECTUS SUPPLEMENT DATED MARCH 26, 2004

                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES I
                                (FLOATING RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S. $175,000,000                     Original Issue Date:  April 8, 2004
Agents' Discount or Commission:  U.S. $262,500           Stated Maturity:  April 5, 2007
Net Proceeds to Issuer:  U.S. $174,737,500               Interest Rate:  3-Month LIBOR + 10bps
Form:  [ x ] Book Entry  [   ] Certificated              CUSIP No.:  02635PSN4
Specified Currency (If other than U.S. dollars):  N/A    Authorized Denominations (If other than
                                                         U.S.$1,000 dollars and integral multiples
                                                         thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

ABN AMRO Incorporated                  U.S. $ 87,500,000    Capacity:  [ x ] Agent  [   ] Principal

HSBC Securities (USA) Inc.             U.S. $ 87,500,000    Capacity:  [ x ] Agent  [   ] Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 100% of principal amount.
If as Principal:
     [   ]  The notes are being offered at varying prices related
            to prevailing market prices at the time of resale.
     [   ]  The notes are being offered at a fixed initial public
            offering price of ____% of principal amount.

Initial Interest Rate:  To be determined
Interest Reset Dates:   Quarterly on the 5th day of each January,
                        April, July and October
Interest Payment                                                             INTEREST RATE BASIS OR BASES:
Dates:                  Quarterly on the 5th day of each January,            [   ] CD Rate
                        April, July, and October, commencing July 6,         [   ] CMT Rate
                        2004
Regular Record Dates:   15 calendar days prior to each Interest Payment Date       [   ] CMT Moneyline Telerate Page 7051
                                                                                   [   ] CMT Moneyline Telerate Page 7052
Spread (+/-):  +10 bps                                                                   [   ] One-Week Average Yield
Spread Multiplier:  N/A                                                                  [   ] One-Month Average Yield
Maximum Interest Rate:  N/A                                                  [   ] Commercial Paper Rate
Minimum Interest Rate:  N/A                                                  [   ] Eleventh District Cost of Funds Rate
Index Maturity:  3-month                                                     [   ] Federal Funds Open Rate
                                                                             [   ] Federal Funds Rate
INTEREST CALCULATION:                                                        [ x ] LIBOR
[ x ] Regular Floating Rate Note                                                   [   ] LIBOR Reuters
[   ] Floating Rate/Fixed Rate Note                                                [ x ] LIBOR Moneyline Telerate
         Fixed Rate Commencement Date:                                       [   ] Prime Rate
         Fixed Interest Rate:                                                [   ] Treasury Rate
[   ] Inverse Floating Rate Note                                             [   ] Other_________________
         Fixed Interest Rate:

Redemption Provisions:
    [ x ]  The notes cannot be redeemed prior to the Stated Maturity.
    [   ]  The notes may be redeemed prior to the Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage: ___%
           Annual Redemption Percentage Reduction: ___%
Optional Repayment Provisions:
    [ x ]  The notes cannot be repaid prior to the Stated Maturity.
    [   ]  The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
           Optional Repayment Date(s):

Other Provisions:  None.

The notes offered hereby constitute a single issuance of, and will be consolidated with, $75,000,000 aggregate principal amount of our Medium-Term Notes, Series H to be issued by us on April 8, 2004. The $75,000,000 aggregate principal amount of Medium-Term Notes, Series H are described in a pricing supplement dated the date hereof to a prospectus dated October 18, 2002 and a
prospectus supplement dated November 14, 2002.   The notes offered hereby will
have the same CUSIP number as the $75,000,000 aggregate principal amount of our Medium-Term Notes, Series H. Upon completion of this offering and the offering of the $75,000,000 aggregate principal amount of our Medium-Term Notes, Series H, the aggregate principal amount outstanding of such notes will be $250,000,000.

We are offering the notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital, BNP PARIBAS, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co., HSBC, JPMorgan, Morgan Stanley, UBS Investment Bank and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes.
We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $175,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of offers to purchase notes described in the accompanying prospectus supplement.

                          _______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.